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                                                                 EXHIBIT 23.1

                                    [LETTERHEAD]




The Board of Directors
Hawaiian Airlines, Inc.:

We consent to the use of our report dated March 15, 1996, included herein, and to the reference to our firm under the heading "Experts" in the Prospectus.

Our report dated March 15, 1996, contains an explanatory paragraph that states that the financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start accounting and, as a result, the financial statements of the Reorganized Company are presented on a different basis than those of the Predecessor Company.

In addition, our report dated March 15, 1996, contains an explanatory paragraph that states that the Company's recurring losses from operations, deficit working capital and limited sources of additional liquidity raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                               /s/ KPMG Peat Marwick LLP

Honolulu, Hawaii
July 12, 1996